Exhibit 4.33

Supplemental Agreement to the Share Pledge Agreement

Ctrip Computer Technology (Shanghai) Co., Ltd. (“Party A,” address: 3rd floor, Building 63, Hong Cao Road, Shanghai) and Mr. Min Fan (“Party B,” residence: [redacted], ID No.: [redacted]) hereby enter into this Supplemental Agreement as follows:

Whereas

Whereas, Party A and Party B entered into a Share Pledge Agreement (the “Agreement”) on November 5, 2003,

Whereas, both Parties hereto wish to further amend the terms of the Agreement;

Therefore, upon consensus, the Parties hereto enter into the following:

7	In light of Party B’s increase in its capital contribution to Shanghai Ctrip Charming International Travel Agency Co., Ltd., the equity interest held by Party B in Shanghai Ctrip Charming International Travel Agency Co., Ltd. will be changed from 66% formerly specified in the Agreement to currently 89.8%. All such equity interest Party B holds in Shanghai Ctrip Charming International Travel Agency Co., Ltd. will be pledged to Party A as security.

8	Except for the amendment made hereinabove, all the remaining terms of the Agreement shall remain unchanged and continue to be legally binding.

In witness whereof, this Supplemental Agreement has been executed by the Parties on July 15, 2006.

Party A: Ctrip.com (Hong Kong) Limited (seal)

Party B: /s/ Min Fan Min Fan

Schedule A

The following schedule sets forth all other currently effective supplement agreements to share pledge agreements the registrant entered with each of its affiliated Chinese entities and the material differences between such other supplemental agreements and this exhibit.

	Version	Executing Parties	Summary	Differences compared with the Form Agreement
Supplemental Agreement to Share Pledge Agreement	Form Agreement	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	Execution Date: January 15, 2004	No difference in format, while the parties to the agreements are different. The agreements were entered into to reflect the change of shareholding percentages that were caused by change of registered capital.
		Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	Execution Date: July 15, 2006
		Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Min Fan	Execution Date: September 16, 2011
		Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	Execution Date: September 16, 2011

	Differences	Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun Pledgee: Ctrip Computer Technology (Shanghai) Co., Ltd. Pledgor: Maohua Sun	Execution Date: September, 2011 Execution Date: September, 2011	The Pledgor reduced its shareholding percentage in the relevant affiliate Chinese entity due to transfer of equity interest to other nominee shareholder. All the rest of the Pledgor’s holding remains to be pledged.

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